Exhibit 99.1

Press Release
www.shire.com

Shire has filed a treatment protocol for velaglucerase alfa for Gaucher Disease

Lexington, Massachusetts, US – July 6th, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that, at the request of the FDA, in view of a potential restriction on the availability of the current approved and marketed treatment for Gaucher Disease patients, it has filed a treatment protocol for velaglucerase alfa, its enzyme replacement therapy in development for the treatment of Gaucher Disease.

If approved by the FDA, the treatment protocol would allow physicians to treat Gaucher Disease patients with velaglucerase alfa ahead of commercial availability in the US. Under the conditions of the treatment protocol, Shire would provide velaglucerase alfa free of charge initially, in order to provide access to patients as quickly as possible.

Velaglucerase alfa is made with Shire’s proprietary technology, in a human cell line. The enzyme produced has the exact human amino acid sequence and carries a human glycosylation pattern.

Shire has sufficient supply of velaglucerase alfa to meet anticipated patient demand.

Shire is working with the FDA to file a New Drug Application (NDA) for velaglucerase alfa as early as possible.

Shire will provide further updates when available via press releases and/or its website (www.shire.com) on its progress with its discussions with the FDA and other regulatory bodies about the development of velaglucerase alfa as an alternative choice for Gaucher Disease patients.

Background on Gaucher Disease

Gaucher Disease is an autosomal recessive disease and the most prevalent Lysosomal Storage Disorder (LSD), with an incidence of about 1 in 20,000 live births. Despite the fact that Gaucher Disease consists of a phenotype, with varying degrees of severity, it has been sub-divided in three subtypes according to the presence or absence of neurological involvement. It is also the most common genetic disease affecting Ashkenazi Jewish people (Eastern, Central and Northern European ancestry), with a carrier frequency of 1 in 10 (Dr. John Barranger and Dr. Ed Ginns 1989). This panethnic disease involves many organ systems, such as liver, spleen, lungs, brain, metabolism and bone marrow.

Gaucher Disease results from a specific enzyme deficiency in the body, caused by a genetic mutation received from both parents. The disease course is quite variable, ranging from no outward symptoms to severe disability and death. Carrier status can be detected through blood or saliva to identify potential carriers of the Gaucher gene. Gaucher Disease can be diagnosed early through a blood test.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248
	Jessica Cotrone (North America)	+1 617 613 4640

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.